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SCHEDULE 14A
                                 (Rute 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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statement [ ] Definitive  Additional  Materials [X] Soliciting Material Pursuant
to Rule 14a-11 (c) or Rule 14a-12

                               IBS FINANCIAL CORP.
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                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
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(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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                                Ernest Beier, Jr.
                               1609 Ravenswood Way
                              Cherry Hill, NJ 08003
                                 (609) 424-1690
                                  July 14, 1997

Dear Fellow IBS Financial Corp. Shareholder:

     My name is Ernest Beier and I have been a shareholder of IBS Financial Corp. since October 1994, at the time the Company first became public. I was not acquainted with any members of the so-called "Opposition Group" before the first proxy contest in December 1995. I have watched the earnings of the bank stagnate while the earnings of other local financial institutions have significantly increased. I am writing to you today both as a fellow shareholder and as a nominee for the Board of IBS.

     Since 1972 I have been affiliated with various banks in the South Jersey area, as a director, chairman, Chief Executive Officer or president. Each of these banks had successful growth records and each of them was ultimately merged into another financial institution. The shareholders of these companies were rewarded because they had a Board and management team that took the necessary steps to maximize value. I believe IBS now needs more effective leadership, and a change of direction, in order to maximize value for its shareholders.

     I have a proven record of creating shareholder value. In my opinion IBS' earnings are an embarrassment and current management is not taking advantage of possible opportunities to maximize shareholder value. Instead current management is slinging mud at a person who is not even running for a seat on the Board. IBS has not said a negative thing about Richard Whitman or me, the two people who will be representing you, because IBS can not.

     It is not an easy decision to join a so-called "opposition group" and subject yourself to castigation by the incumbent management. I did not make this decision lightly. However, I believe I can bring an experience and independent voice to the IBS Board. I believe the same can be said of my fellow nominee, Richard Whitman. We can bring years of financial and banking experience to IBS and hopefully be a catalyst for change - a change that will benefit all shareholders.

     You may ask why, in light of IBS' continued attacks on Larry Seidman and the Committee to Maximize Shareholder Value, have I agreed to be part of this effort to bring new direction to IBS? The answer is simple: I agree with the Committee's ideas and goals.

     I agree with the Committee that IBS should retain an investment banking firm for the express purpose of seeking ways to maximize shareholder value. This may include the sale of IBS, or an acquisition of another financial institution, as well as other alternatives.

     I also agree with the Committee that the compensation levels for the chief executive, and the directors, are troublesome when you take into consideration the relatively small size of the bank, and the mediocre results it has achieved.

     In my opinion, the stock price of IBS is trading at an artificially high level due to one of several factors including, but not limited to, the general interest in banks as takeover candidates, the IBS' open market share repurchase program, or the market's reaction to the possibility that the Committee will be successful in placing independent Directors on the Board who will work to maximize shareholder value. I believe this environment will not last forever. Unless we take steps to maximize shareholder value now, we may lose a golden opportunity.

     In short, I don't believe IBS' operating record, under the current Board and management team should inspire shareholder confidence. If the Company's stock has to trade on fundamentals alone, we, in my opinion, will probably be looking at a lower stock price.

     I urge you to support my candidacy as an independent director along with that of my fellow nominee Richard Whitman by signing and returning the white proxy card today. Richard has spent over 25 years in the world of finance. In light of our long and successful careers, I believe you can count of on us to be independent voices on the Board of Directors.
                                                     Sincerely,


                                                     Ernest Beier

     P.S. If you need assistance in voting your shares, please contact our solicitors, Beacon Hill Partners, at 1-800-755-5001.

     P.P.S.   The  outstanding   share  amount  of  11,609,723   stated  in  the
     Supplemental Factual Information to Proxy Statement Dated March 24, 1997 is hereby corrected to be 11,011,897.